THE ADVISORS' INNER CIRCLE FUND II

                                   SCHEDULE A
                         DATED NOVEMBER 10, 2010 TO THE
                 SHAREHOLDER SERVICES PLAN DATED AUGUST 9, 2005

FUND                                             CLASS OF SHARES         SHAREHOLDER SERVICES FEE
----                                             ---------------         ------------------------
GRT Absolute Return Fund                         Advisor Class                   0.20%

NorthPointe Small Cap Growth Fund                Institutional                   0.25%

NorthPointe Small Cap Value Fund                 Institutional                   0.25%

NorthPointe Value Opportunities Fund             Institutional                   0.25%

NorthPointe Micro Cap Equity Fund                Institutional                   0.25%

Westfield Capital Large Cap Growth Fund          Investor Class                  0.25%

